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                                                                  Exhibit (a)(6)


                             AMKOR TECHNOLOGY, INC.
                     VOLUNTARY STOCK OPTION EXCHANGE PROGRAM
                          PROMISE TO GRANT STOCK OPTION

      In exchange for your agreement to cancel a stock option covering _______ shares of common stock ("OLD OPTION") granted by Amkor Technology, Inc. ("AMKOR"), Amkor hereby promises to grant you a stock option covering _________ shares of Amkor's common stock no earlier than June 12, 2003 (the "NEW OPTION"). The exercise price of the New Option will be the closing price of Amkor's common stock as listed on the Nasdaq National Market on the last market trading day prior to the date of grant of the New Option.

      Each New Option will vest and be exercisable as follows:

      (i) On the one year anniversary of the grant date of your New Option, your New Option will vest and become exercisable as to the number of shares that would have been exercisable under the terms of your Old Option on the date your New Option was granted, subject to your continued status as an employee of Amkor or one of its subsidiaries or a member of the Board of Directors of Amkor, as applicable, on each such date. For example, if the grant date of the New Option is June 12, 2003 and you tender an Old Option to purchase 2,000 shares that would have been fully vested as of June 12, 2003 had it not been cancelled in connection with the Offer, you will be granted a New Option to purchase 2,000 shares, all of which will be subject to vesting until June 12, 2004.

      (ii) Each month following the one year anniversary of the grant date of your New Option, any shares subject to your New Option that have not yet vested will vest and become exercisable as to that number of shares equal to one forty-eighth (1/48th) of the total shares granted under the original option. For example, if the grant date of the New Option is June 12, 2003 and you tender an option to purchase 4,000 shares, 3,333 of which would have been vested as of June 12, 2003 and 667 of which would have been subject to continued vesting at a rate of 83 shares per month following June 12, 2003 had the option not been cancelled in connection with the Offer, you will be granted a New Option to purchase 4,000 shares, 3,333 of which shall be subject to vesting until June 12, 2004 and 667 of which will shall vest at a rate of 83 shares per month each month following June 12, 2004, subject to your continued status as an employee of Amkor or one of its subsidiaries or a member of the Board of Directors of Amkor, as applicable, on each such date.

      (iii) Notwithstanding the foregoing, if your New Option is to be granted under Amkor's 1998 Stock Plan for French Employees (the "French Plan"), such option will vest and become exercisable four years after the grant date of your New Option subject to your continued status as an employee of Amkor or one of its subsidiaries or a member of the Board of Directors of Amkor, as applicable, on each such date.
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      The New Option will otherwise be subject to:

      - the standard terms and conditions under Amkor's 1998 Stock Plan, as may be amended from time to time (the "1998 Plan"), unless you are a tax resident of France, in which case your New Option will be subject to the French Plan; and

      -     a new option agreement between Amkor and you.

      In order to receive the New Option, you must be an employee of Amkor or one of its subsidiaries or a member of Amkor's Board of Directors on the date the New Option is granted. This promise to grant does not constitute a guarantee of employment or service as a director with Amkor or any of its subsidiaries for any period. Your employment with Amkor or any of our subsidiaries remains "at-will" and can be terminated by either you or Amkor at any time, with or without cause or notice, subject to the provisions of the laws of your country of residence. If your status as a director ceases for any reason or if you voluntarily terminate your employment with Amkor or any of its subsidiaries or if your employment is terminated by Amkor or any of its subsidiaries for any reason whatsoever before the New Option is granted, you will lose all rights you have to receive the New Option.

      This Promise to Grant Stock Option is subject to the terms and conditions of the Offer to Exchange dated November 8, 2002, the memorandum from Cathy Loucks dated November 8, 2002, and the Election Form previously completed and submitted by you to Amkor, all of which are incorporated herein by reference. These documents reflect the entire agreement between you and Amkor with respect to this transaction. This Promise to Grant Stock Option may only be amended by means of a writing signed by you and a duly authorized officer of Amkor.



AMKOR TECHNOLOGY, INC.

By:                                     Date:                             ,
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